Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Net Income Per Share of $3.41, up 63.9%, and Operating Income Per Share of $2.72, up 14.3%; Full-Year Net Income Per Share Was $8.87, up 2.9%, and Operating Income Per Share Was $10.12, up 3.7% and a Record

•	Full-year net income was $4.1 billion and operating income was $4.7 billion.

•	Net income and operating income in the quarter included a one-time benefit of $113 million pre-tax ($73 million after-tax, or $0.16 per share) related to the harmonization of the company’s U.S. pension plans as discussed further in this release. This item is excluded from the combined ratios.

•	The P&C combined ratio was 87.8% for the quarter, or, on an “As If”* basis, 87.6% compared with 87.3% in 2015. The P&C combined ratio was 88.7% for the year, or, on an “As If” basis, 88.0% compared with 87.5% in 2015.

•	Consolidated net premiums written were $6.9 billion for the quarter and $28.1 billion for the year, up 67.4% and 58.9%, respectively. P&C net premiums written were $6.4 billion for the quarter and $26.0 billion for the year, up 76.1% and 65.6%, respectively. On an “As If”* and constant-dollar basis, P&C net premiums written were down 3.5% for the quarter and 3.3% for the year. On the same basis, excluding merger-related underwriting actions(1), P&C net premiums written were down 0.4% for the quarter and 1.0% for the year.

•	The annualized ROE was 13.3% for the quarter and 9.0% for the year; the operating ROE was 11.0% for the quarter and 10.5% for the year.

•	Adjusted net investment income was $845 million for the quarter and $3.3 billion for the year.

•	For the quarter, book value per share decreased 0.3% and tangible book value per share increased 0.6%. For the year, book value per share increased 15.4% and tangible book value per share decreased 16.1%.

(1)	Merger-related underwriting actions include the purchase of additional reinsurance.
*	2016 “As If” results include the combined company’s results for the first 14 days of January and exclude any impact from purchase accounting adjustments related to the acquisition. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. ACE Limited acquired The Chubb Corporation (Chubb Corp) on January 14, 2016.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

ZURICH – January 31, 2017 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2016 of $1,610 million, or $3.41 per share, compared with $683 million, or $2.08 per share, for the same quarter last year. Operating income was $1,283 million, or $2.72 per share, compared with $780 million, or $2.38 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 87.8% for the quarter, or 87.6% on an “As If” basis.

Book value per share decreased 0.3% and tangible book value per share increased 0.6% from September 30, 2016 and now stand at $103.60 and $60.64, respectively. Several factors, both negative and positive, impacted book and tangible book value in the quarter aggregating to a negative $1.0 billion impacting book value and a negative $876 million impacting tangible book value. Net realized and unrealized losses of $1.3 billion in the company’s investment portfolio, primarily from rising interest rates, were partially offset by mark-to-market gains in the company’s variable annuity reinsurance portfolio of $275 million, also due to rising interest rates, and the favorable impact related to pension and retiree medical plans of $353 million. Additionally, unfavorable foreign currency movement negatively impacted book value by $302 million and tangible book value by $154 million.

Chubb Limited

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
		Legacy ACE			Legacy ACE
	2016	2015	Change	2016	2015	Change
Net income	$1,610	$683	135.7%	$3.41	$2.08	63.9%
Chubb one-time integration and merger-related expenses, net of tax	94	35	168.6%	0.20	0.11	81.8%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	66	—	NM	0.14	—	NM
Adjusted net realized (gains) losses, net of tax	(487)	62	NM	(1.03)	0.19	NM

Operating income, net of tax	$1,283	$780	64.5%	$2.72	$2.38	14.3%

For the three months ended December 31, 2016 and 2015, the tax expenses (benefits) related to the table above were $272 million and $97 million, respectively, for operating income; $(37) million and $(18) million, respectively, for Chubb one-time integration and merger-related expenses; and $46 million and $(12) million, respectively, for adjusted net realized gains and losses. For the three months ended December 31, 2016, the tax (benefit) related to the amortization of fair value adjustment of acquired invested assets and long-term debt was $(22) million.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2

Chubb Limited News Release

For the year ended December 31, 2016, net income was $4,135 million, or $8.87 per share, compared with $2,834 million, or $8.62 per share, for 2015. Operating income was $4,716 million, or $10.12 per share, compared with $3,210 million, or $9.76 per share, for 2015. The P&C combined ratio was 88.7% for the year, or 88.0% on an “As If” basis. Book value per share increased 15.4% and tangible book value per share decreased 16.1% from December 31, 2015, reflecting the impact of the Chubb Corp acquisition.

Chubb Limited

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
		Legacy ACE			Legacy ACE
	2016	2015	Change	2016	2015	Change
Net income	$4,135	$2,834	45.9%	$8.87	$8.62	2.9%
Chubb one-time integration and merger-related expenses, net of tax	356	42	NM	0.76	0.13	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	244	—	NM	0.52	—	NM
Adjusted net realized (gains) losses, net of tax	(19)	334	NM	(0.03)	1.01	NM

Operating income, net of tax	$4,716	$3,210	46.9%	$10.12	$9.76	3.7%

For the years ended December 31, 2016 and 2015, the tax expenses (benefits) related to the table above were $991 million and $492 million, respectively, for operating income; $(143) million and $(20) million, respectively, for Chubb one-time integration and merger-related expenses; and $68 million and $(10) million, respectively, for adjusted net realized gains and losses. For the year ended December 31, 2016, the tax (benefit) related to the amortization of fair value adjustment of acquired invested assets and long-term debt was $(101) million.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very good quarter that contributed to a year of great accomplishment in both financial and non-financial results. After-tax operating income per share for the quarter was up over 14% while full-year earnings of $10.12 per share were up more than 3.5% and a record. Even with elevated natural catastrophe losses and soft P&C market conditions globally, our underwriting results in the quarter were simply excellent, highlighted by a P&C combined ratio of 87.6% and driven by strong performances from our global P&C businesses and our agriculture division, which had an outstanding quarter. For the year, our company’s P&C combined ratio was 88% compared to 87.5% prior year as if we were one company then – simply world-class.

“Our strong earnings led to very good operating ROEs of 11% for the quarter and 10.5% for the year. Book and tangible book value growth was relatively flat in the quarter, an excellent result considering the sharp rise in interest rates at year-end and a strengthening dollar. For the year, per share book value increased 15.5%

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	3

Chubb Limited News Release

while per share tangible book value decreased 16%, both influenced by the merger. If measured from the merger closing in mid-January to year-end, book and tangible book value per share increased 7.5% and over 13%, respectively.

“For the quarter, premium revenue growth was a bit better than what we experienced in prior quarters during the year with many of the same themes – strong retentions of our in force business, less new business due to market conditions, and a revenue penalty due to planned merger-related underwriting actions including the purchase of additional reinsurance. While market conditions globally are competitive, I expect as we progress through ’17, and the impact of the merger continues to fade and the power of the organization gains more momentum, we will produce stronger growth.

“Operationally and culturally, our integration efforts are on track and we have either achieved or exceeded substantially all of the financial and non-financial targets we set at the time of the merger.

“We are operating in a time of uncertainty, economically and geopolitically. On the one hand, the world is a tense place, marked by growing nationalism and populism that are feeding protectionist sentiment. On the other hand, in the U.S., the monetary and fiscal changes afoot around tax, regulation of business, infrastructure and higher interest rates are potentially a real positive for business, jobs and the economy if implemented in a way that does not exacerbate budget deficits. Despite the challenging environment, Chubb is a company built to outperform and I am optimistic about our future, both 2017 and beyond.”

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	4

Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2016 were as follows:

		Legacy ACE		As If*
Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2016	Q4 2015	Change	Q4 2016	Q4 2015	Change
Consolidated
Net premiums written	$6,938	$4,144	67.4%	$6,938	$7,209	(3.8)%
Net income	$1,610	$683	135.7%
P&C
Net premiums written	$6,389	$3,629	76.1%	$6,389	$6,671	(4.2)%
Net premiums written constant-dollar		$3,608	77.1%		$6,621	(3.5)%
Net premiums written constant-dollar excluding merger-related underwriting actions (1.3 pts) and additional reinsurance (1.8 pts)						(0.4)%
Underwriting income	$795	$453	75.3%	$812	$867	(6.6)%
Combined ratio (1)	87.8%	87.7%		87.6%	87.3%
Current accident year underwriting income excluding catastrophe losses	$825	$428	92.4%	$842	$773	8.7%
Current accident year combined ratio excluding catastrophe losses	87.4%	88.4%		87.1%	88.6%
Global P&C (excludes Agriculture)
Net premiums written	$6,349	$3,487	82.0%	$6,349	$6,529	(2.8)%
Net premiums written constant-dollar		$3,466	83.1%		$6,479	(2.0)%
Net premiums written constant-dollar excluding merger-related underwriting actions (1.4 pts) and additional reinsurance (1.8 pts)						1.2%
Underwriting income	$611	$397	54.1%	$628	$811	(22.7)%
Combined ratio (1)	90.4%	88.5%		90.2%	87.7%
Current accident year underwriting income excluding catastrophe losses	$659	$378	74.1%	$676	$723	(6.8)%
Current accident year combined ratio excluding catastrophe losses	89.7%	89.1%		89.4%	89.0%

(1)	Including the one-time U.S. pension plan harmonization benefit of $113 million in 2016, the P&C combined ratio was 86.1% and the Global P&C combined ratio was 88.6%.
*	Note about “As If” results for the quarter: 2016 “As If” results do not include the unfavorable impact from purchase accounting adjustments related to the Chubb Corp acquisition of $17 million pre-tax in P&C underwriting income. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. Refer to the Non-GAAP Financial Measures section of the Financial Supplement for a reconciliation of these measures to pro forma measures calculated in accordance with SEC guidance.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	5

Chubb Limited News Release

Operating highlights for the year ended December 31, 2016 were as follows:

		Legacy ACE		As If *
Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2016	FY 2015	Change	FY 2016	FY 2015	Change
Consolidated
Net premiums written	$28,145	$17,713	58.9%	$29,000	$30,423	(4.7)%
Net income	$4,135	$2,834	45.9%
P&C
Net premiums written	$26,021	$15,715	65.6%	$26,875	$28,330	(5.1)%
Net premiums written constant-dollar		$15,389	69.1%		$27,794	(3.3)%
Net premiums written constant-dollar excluding merger-related underwriting actions (0.7 pts) and additional reinsurance (1.6 pts)						(1.0)%
Underwriting income	$3,018	$1,930	56.3%	$3,248	$3,458	(6.2)%
Combined ratio (1)	88.7%	87.4%		88.0%	87.5%
Current accident year underwriting income excluding catastrophe losses	$2,943	$1,706	72.5%	$3,173	$3,137	1.1%
Current accident year combined ratio excluding catastrophe losses	89.0%	88.8%		88.3%	88.7%
Global P&C (excludes Agriculture)
Net premiums written	$24,693	$14,369	71.8%	$25,547	$26,984	(5.3)%
Net premiums written constant-dollar		$14,043	75.8%		$26,448	(3.4)%
Net premiums written constant-dollar excluding merger-related underwriting actions (0.8 pts) and additional reinsurance (1.6 pts)						(1.0)%
Underwriting income	$2,677	$1,733	54.5%	$2,907	$3,261	(10.9)%
Combined ratio (1)	89.5%	87.5%		88.7%	87.6%
Current accident year underwriting income excluding catastrophe losses	$2,655	$1,545	71.8%	$2,885	$2,976	(3.1)%
Current accident year combined ratio excluding catastrophe losses	89.5%	88.9%		88.8%	88.7%

(1)	Including the one-time U.S. pension plans harmonization benefit of $113 million in 2016, the P&C combined ratio was 88.3% and the Global P&C combined ratio was 89.1%.
*	Note about “As If” results for the full year: 2016 “As If” results include the combined company’s results for the first 14 days of January and exclude the unfavorable impact from purchase accounting adjustments related to the Chubb Corp acquisition of $186 million pre-tax in P&C underwriting income. 2015 “As If” results include Legacy ACE plus Legacy Chubb historical results. Refer to the Non-GAAP Financial Measures section of the Financial Supplement for a reconciliation of these measures to pro forma measures calculated in accordance with SEC guidance.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	6

Chubb Limited News Release

•	Merger-related underwriting actions, including the purchase of additional reinsurance, adversely impacted P&C net premiums written growth by $206 million, or 3.1 percentage points, for the quarter and $650 million, or 2.3 percentage points, for the year as noted in the tables above.

•	North America Agricultural Insurance underwriting income in the quarter was $184 million, including a current year net favorable adjustment of $154 million reflecting an upward revision to the 2016 crop year margin estimate.

•	During the fourth quarter of 2016, the company harmonized and amended several U.S. retirement programs to create a unified retirement savings program. In 2020, the company will transition a traditional defined benefit pension program that had been in effect for certain employees to a defined contribution program. Additionally, after 2025, the company plans to eliminate a subsidized U.S. retiree healthcare plan that had been in place for certain employees. The U.S. pension and retiree healthcare plan changes favorably impacted book value by $322 million, reflecting a decrease in benefit obligations. Net income and operating income were favorably impacted by the one-time benefit of $113 million pre-tax related to the harmonization of the company’s U.S. pension plans, as well as a favorable recurring impact of approximately $17 million pre-tax related to harmonizing the post-retirement benefit programs. On an annualized basis, the company expects to continue to recognize a benefit of $100 million pre-tax ($65 million after-tax) each year for the next five years related to the harmonization, after which the benefit continues at a lower dollar value.

•	Life underwriting income includes the unfavorable impact of an adjustment made to the long-term benefit ratio used in determining operating income associated with the company’s variable annuity reinsurance business. During the quarter, the company determined that certain assumptions underlying the long-term benefit ratio, primarily long term interest rates, should be updated based on expected changes in future market conditions. This adjustment resulted in a pre-tax and after-tax charge of $17 million. Since the company carries the overall guaranteed minimum income benefit reserves at fair value, this adjustment represents a shift between operating income and realized gains and does not impact book value. The company expects a similar incremental impact to underwriting income and realized gains in future quarters, which will total an approximate $60 million reduction in operating income and a corresponding realized gain in 2017.

•	Consolidated net premiums earned increased 67.8% for the quarter and 67.0% for the year, reflecting the acquisition of Chubb Corp. On an “As If” basis, P&C net premiums earned decreased 3.6% for the quarter and 0.7% for the year in constant dollars. Merger-related underwriting actions adversely impacted P&C net premiums earned growth by $164 million for the quarter and $331 million for the year. On an “As If” basis, excluding these merger-related underwriting actions, P&C net premiums earned decreased 1.2% in constant dollars for the quarter, and increased 0.5% for the year.

•	The P&C expense ratio was 30.8% for the quarter, compared with 29.7% last year. On an “As If” basis, the P&C expense ratio was 30.6% for the quarter, compared with 31.0% last year. For the year, the P&C expense ratio was 30.9%, compared with 29.2% last year. On an “As If” basis, the P&C expense ratio was 30.3% for the year, compared with 30.5% last year.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	7

Chubb Limited News Release

•	Total pre-tax and after-tax catastrophe losses for the quarter were $268 million (4.1 percentage points of the combined ratio) and $222 million, respectively, compared with $75 million (2.0 percentage points of the combined ratio) and $67 million, respectively, last year. On an “As If” basis, total pre-tax and after-tax catastrophe losses for the fourth quarter of 2015 were $159 million (2.3 percentage points of the combined ratio) and $121 million, respectively.

•	For the year, total pre-tax and after-tax catastrophe losses were $1,060 million (4.0 percentage points of the combined ratio) and $844 million, respectively, compared with $322 million (2.1 percentage points of the combined ratio) and $272 million, respectively, last year. On an “As If” basis, total pre-tax and after-tax catastrophe losses for 2015 were $849 million (3.1 percentage points of the combined ratio) and $614 million, respectively.

•	Total pre-tax and after-tax favorable prior period development for the quarter was $238 million (3.7 percentage points of the combined ratio) and $208 million, respectively, compared with $100 million (2.7 percentage points of the combined ratio) both pre-tax and after-tax last year. On an “As If” basis, total pre-tax and after-tax favorable prior period development in 2015 was $253 million (3.6 percentage points of the combined ratio) and $199 million, respectively.

•	For the year, total pre-tax and after-tax favorable prior period development was $1,135 million (4.3 percentage points of the combined ratio) and $898 million, respectively, compared with $546 million pre-tax (3.5 percentage points of the combined ratio) and $474 million after-tax last year. On an “As If” basis, total pre-tax and after-tax favorable prior period development for 2015 was $1,170 million (4.3 percentage points of the combined ratio) and $880 million, respectively.

•	Adjusted net investment income, which excludes a purchase accounting adjustment of $101 million, was $845 million for the quarter. Adjusted net investment income for the quarter exceeded prior guidance, reflecting $8 million of a favorable one-time merger-related adjustment and increased call activity on the company’s corporate bond portfolio. For the year, adjusted net investment income, which excludes a purchase accounting adjustment of $393 million, was $3.3 billion.

•	Operating cash flow was $1.5 billion for the quarter and $5.3 billion for the year.

•	Net loss reserves increased $21.0 billion for the year primarily due to the Chubb Corp acquisition.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	8

Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter and year ended December 31, 2016 are presented below:

		Legacy
		ACE		As If
Chubb Limited	Q4	Q4		Q4	Q4
(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change
North America Commercial P&C Insurance
Net premiums written	$3,083	$1,557	97.9%	$3,083	$3,247	(5.1)%
Net premiums written excluding merger-related underwriting actions (1.7 pts) and additional reinsurance (0.9 pts)						(2.5)%
Combined ratio	84.8%	84.6%		84.4%	84.2%
Current accident year combined ratio excluding catastrophe losses	88.9%	88.3%		88.5%	88.5%
North America Personal P&C Insurance
Net premiums written	$1,040	$234	NM	$1,040	$1,093	(4.8)%
Net premiums written excluding additional reinsurance (6.7 pts) and total Fireman’s Fund (0.3 pts)						2.2%
Combined ratio	88.3%	78.4%		87.6%	80.9%
Current accident year combined ratio excluding catastrophe losses	82.9%	77.5%		82.1%	80.9%
North America Agricultural Insurance
Net premiums written	$40	$142	(71.6)%
Combined ratio	(25.4)%	76.4%
Current accident year combined ratio excluding catastrophe losses	(10.9)%	79.2%
Overseas General Insurance
Net premiums written	$2,112	$1,587	33.2%	$2,112	$2,078	1.6%
Net premiums written constant-dollar		$1,567	34.7%		$2,031	4.0%
Net premiums written constant-dollar excluding merger-related underwriting actions (1.7 pts) and additional reinsurance (0.8 pts)						6.5%*
Combined ratio	90.6%	87.6%		90.8%	88.5%
Current accident year combined ratio excluding catastrophe losses	91.2%	89.7%		91.4%	91.2%

*	Included in Q4 2016 is a one-time increase in net premiums written of $48 million that will not recur in 2017. Excluding this item, as well as the merger-related underwriting actions noted above, net premiums written increased 4.1% in constant dollars for the quarter.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	9

Chubb Limited News Release

		Legacy
		ACE		As If
Chubb Limited	FY	FY		FY	FY
(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change
North America Commercial P&C Insurance
Net premiums written	$11,740	$5,715	105.4%	$12,259	$12,614	(2.8)%
Net premiums written excluding merger-related underwriting actions (0.9 pts) and additional reinsurance (1.0 pts)						(0.9)%
Combined ratio	86.7%	85.4%		85.7%	84.2%
Current accident year combined ratio excluding catastrophe losses	89.4%	88.6%		88.4%	88.3%
North America Personal P&C Insurance
Net premiums written	$4,153	$1,192	248.4%	$4,253	$4,762	(10.7)%
Net premiums written excluding additional reinsurance (5.7 pts) and total Fireman’s Fund (6.5 pts)						1.5%
Combined ratio	90.0%	82.6%		87.6%	87.7%
Current accident year combined ratio excluding catastrophe losses	81.8%	73.2%		79.6%	79.5%
Current accident year combined ratio excluding catastrophe losses and Fireman’s Fund non-recurring transfer		83.8%			81.8%
North America Agricultural Insurance
Net premiums written	$1,328	$1,346	(1.3)%
Combined ratio	74.1%	85.5%
Current accident year combined ratio excluding catastrophe losses	78.9%	88.2%
Overseas General Insurance
Net premiums written	$8,124	$6,634	22.5%	$8,339	$8,751	(4.7)%
Net premiums written constant-dollar		$6,332	28.3%		$8,244	1.2%
Net premiums written constant-dollar excluding merger-related underwriting actions (1.1 pts) and additional reinsurance (0.3 pts)						2.6%
Combined ratio	88.5%	87.0%		88.9%	87.9%
Current accident year combined ratio excluding catastrophe losses	91.5%	90.1%		91.9%	91.5%

•	North America Agricultural Insurance: Net premiums written decreased 71.6% in the quarter primarily due to lower premium retention as a result of the premium-sharing formulas with the U.S. government reflecting an upward revision to the 2016 crop year margin estimate. These adjustments, which reduced net premiums earned by $150 million and losses by $304 million, favorably impacted the combined ratio in the quarter and year.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	10

Chubb Limited News Release

•	Global Reinsurance: Net premiums written increased 4.0% for the quarter. For the year, net premiums written decreased 18.4% due to market conditions. The combined ratio for the quarter was 94.0%, compared with 79.8%. The combined ratio for the year was 79.5% compared with 65.2%. The current accident year combined ratio excluding catastrophe losses for the quarter was 78.8%, compared with 76.6%. The current accident year combined ratio excluding catastrophe losses for the year was 78.6%, compared with 76.8%.

•	Life Insurance: Segment income was $60 million compared to $59 million for the quarter, and $263 million compared to $276 million for the year.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2016, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 1, 2017 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 866-431-5320 (within the United States) or 719-325-2157 (international), passcode 1462776. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Thursday, February 16, 2017, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	11

Chubb Limited News Release

All comparisons are with the same period last year unless specifically stated.

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures, including company measures on an “As If” basis. These non-GAAP measures and combined company measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

“As If” company measures presented throughout this section are prepared exclusive of the impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting in order to present the underlying profitability of our insurance business. We believe this measure provides visibility into our results and allows for comparability to our historical results and is consistent with how management evaluates results. We have discussed our results on an “As If” basis for both the current and prior year periods, which are defined as follows:

2016 “As If” results: The 2016 and 2015 “As If” underwriting results do not include the impact of purchase accounting adjustments (i.e., impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting related to the Chubb Corp acquisition). The full-year combined company results are inclusive of the results of Legacy Chubb for the first 14 days of January 2016 prior to the acquisition close.

2015 “As If” results: Legacy ACE plus Legacy Chubb historical results after accounting policy alignment adjustments, including reclassifying certain legacy Chubb Corp corporate expenses to administrative expense and redefining Chubb Corp segment underwriting income by allocating the amortization of deferred acquisition costs to each segment.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12

Chubb Limited News Release

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C and Global P&C underwriting income exclude the one-time benefit related to the harmonization of the company’s U.S. pension plans. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. These costs include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition including pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. The interest expense on the $5.3 billion senior notes was included within operating income subsequent to the acquisition close (i.e., after January 14, 2016). Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and loss on the crop derivatives. The P&C combined ratio excludes the pension curtailment benefit of $113 million recognized in the fourth quarter of 2016.

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North American Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North American Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13

Chubb Limited News Release

International life net premiums written and deposits collected is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income and operating return on tangible equity are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for the twelve months ended December 31, 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Measures excluding Fireman’s Fund high net worth personal lines business. We acquired Fireman’s Fund high net worth personal lines business in April 2015 and recognized as written premiums non-recurring unearned premiums reserves of $252 million. Due to the size of this non-recurring transfer, we believe that excluding this one-time benefit in 2015 will allow for comparability when assessing trends in our business. We present measures exclusive of Fireman’s Fund high net worth business from our 2016 and 2015 results in order to show its impact on our results and to highlight the impact of Fireman’s Fund low retention on our business.

Net premiums written excluding merger-related underwriting actions, including additional reinsurance are non-GAAP performance measures. Since the acquisition of The Chubb Corporation, we have entered into new reinsurance agreements with third-party reinsurers for the Legacy Chubb Corp businesses and have taken other merger-related underwriting actions, including exiting certain types of Legacy Chubb Corp business that do not meet our underwriting standards or adhere to our risk diversification strategy. We believe that these measures are meaningful to evaluate trends in our production on a comparable basis to the prior year “As If” we were one company in 2015.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations and the acquisition during 2016 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	14

Chubb Limited News Release

Chubb integration and related expenses include legal and professional fees and all costs directly related to the integration activities of the Chubb Corp acquisition ($492 million in 2016 and $33 million in 2015) as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb Corp acquisition ($7 million in 2016 and $29 million in 2015). We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 37-44 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2016 performance and growth opportunities; integration activities and expected expense savings and income run rate; other expected benefits of the ACE and Chubb merger; and our plans, objectives, expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	15

Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31	December 31
	2016	2015
Assets
Investments	$99,094	$66,251
Cash	985	1,775
Insurance and reinsurance balances receivable	8,970	5,323
Reinsurance recoverable on losses and loss expenses	13,577	11,386
Goodwill and other intangible assets	22,095	5,683
Other assets	15,065	11,888

Total assets	$159,786	$102,306

Liabilities
Unpaid losses and loss expenses	$60,540	$37,303
Unearned premiums	14,779	8,439
Other liabilities	36,192	27,429

Total liabilities	$111,511	$73,171

Shareholders’ equity
Total shareholders’ equity	48,275	29,135

Total liabilities and shareholders’ equity	$159,786	$102,306

Book value per common share	$103.60	$89.77
Tangible book value per common share	$60.64	$72.25
Book value per common share excluding cumulative translation losses (1)	$107.17	$94.51
Tangible book value per common share excluding cumulative translation losses (1)	$63.10	$75.30

(1)	Cumulative translation losses were $1.7 billion in 2016 ($1.1 billion on tangible and $516 million on intangible net assets) and $1.5 billion in 2015 ($1.0 billion on tangible and $550 million on intangible net assets)

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	16

Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
Gross premiums written	$8,837	$5,639	$34,983	$23,811
Net premiums written	6,938	4,144	28,145	17,713
Net premiums earned	7,059	4,207	28,749	17,213
Losses and loss expenses	3,855	2,302	16,052	9,484
Policy benefits	161	159	588	543
Policy acquisition costs	1,417	736	5,904	2,941
Administrative expenses	708	570	3,081	2,270
Net investment income	744	532	2,865	2,194
Net realized gains (losses)	365	(60)	(145)	(420)
Interest expense	154	93	605	300
Other income (expense):
Gains (losses) from separate account assets	(11)	13	11	(19)
Other	141	(23)	211	70
Amortization of purchased intangibles	3	35	19	171
Chubb integration expenses	131	24	492	33
Income tax expense	259	67	815	462

Net income	$1,610	$683	$4,135	$2,834

Diluted earnings per share:
Operating income	$2.72	$2.38	$10.12	$9.76
Net income	$3.41	$2.08	$8.87	$8.62
Weighted average diluted shares outstanding	471.6	327.8	465.9	328.8
P&C combined ratio
Loss and loss expense ratio	57.0%	58.0%	57.8%	58.2%
Policy acquisition cost ratio	19.8%	16.2%	20.2%	16.1%
Administrative expense ratio	11.0%	13.5%	10.7%	13.1%

P&C combined ratio	87.8%	87.7%	88.7%	87.4%
P&C underwriting income	$795	$453	$3,018	$1,930

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	17

Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
Gross Premiums Written
North America Commercial P&C Insurance	$4,109	$2,408	$14,986	$8,451
North America Personal P&C Insurance	1,228	314	4,894	1,673
North America Agricultural Insurance	266	270	2,187	2,207
Overseas General Insurance	2,542	1,990	9,935	8,476
Global Reinsurance	115	109	739	883
Life Insurance	577	548	2,242	2,121

Total	$8,837	$5,639	$34,983	$23,811

Net Premiums Written
North America Commercial P&C Insurance	$3,083	$1,557	$11,740	$5,715
North America Personal P&C Insurance	1,040	234	4,153	1,192
North America Agricultural Insurance	40	142	1,328	1,346
Overseas General Insurance	2,112	1,587	8,124	6,634
Global Reinsurance	114	109	676	828
Life Insurance	549	515	2,124	1,998

Total	$6,938	$4,144	$28,145	$17,713

Net Premiums Earned
North America Commercial P&C Insurance	$3,087	$1,425	$12,217	$5,634
North America Personal P&C Insurance	1,074	261	4,319	948
North America Agricultural Insurance	147	240	1,316	1,364
Overseas General Insurance	2,050	1,575	8,132	6,471
Global Reinsurance	167	200	710	849
Life Insurance	534	506	2,055	1,947

Total	$7,059	$4,207	$28,749	$17,213

Segment income (loss)
North America Commercial P&C Insurance	$955	$472	$3,492	$1,860
North America Personal P&C Insurance	174	47	614	111
North America Agricultural Insurance	181	54	331	189
Overseas General Insurance	330	314	1,497	1,331
Global Reinsurance	75	112	413	602
Life Insurance	60	59	263	276
Corporate	(166)	(117)	(370)	(396)

Total	$1,609	$941	$6,240	$3,973

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	18